UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2007

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (256) 353-1310

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On June 15, 2007, Wolverine Tube, Inc. (the “Company”) issued a press release announcing the resolution of certain accounting matters related to the Company’s Series A Convertible Preferred Stock transaction completed in the first quarter 2007 as well as the reclassification of certain restricted cash balances in the Company’s financial statements, both of which were reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2007, filed on June 15, 2007 with the Securities and Exchange Commission (the “SEC”). In addition, the Company announced in the press release that it intends to file an amended Annual Report on Form 10-K/A for the year ended December 31, 2006 to reflect the reclassification of restricted cash balances in the financial statements contained therein. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 12, 2007, management and the Audit Committee of the Board of Directors of the Company determined that the Company’s financial statements for the years ended December 31, 2006, 2005 and 2004 included in the Company’s 2006 Annual Report on Form 10-K will be restated and should no longer be relied upon as a result of the Company’s historical classification of certain restricted cash balances in its balance sheets and cash flow statements. Related changes affecting the Company’s reporting of the quarter ended April 1, 2007 have been reflected in the Form 10-Q as filed on June 15, 2007.

Historically, the Company has consistently included certain restricted cash balances within the cash and equivalents line item on the balance sheet and on the statement of cash flows, on the basis that restricted cash amounts were not material as to total assets and were therefore combined with cash and equivalents. The Company previously disclosed the amounts and nature of restricted cash in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations. In the first quarter of 2007, the Company reassessed this practice in light of discussions with KPMG LLP, its independent registered public accounting firm, and the Company’s current understanding of Statement of Accounting Standard No. 95, Statement of Cash Flows (“SFAS 95”). The Company determined to conform its restricted cash reporting on the statement of cash flows to SFAS 95, reporting period-to-period changes in restricted cash as amounts provided by or used for investing on the statement of cash flows. In addition, to conform to this reporting on the statement of cash flows, the Company determined to revise the presentation of restricted cash balances by reporting restricted cash as a separate line item on the balance sheet, thereby lowering cash and equivalents on the statement of cash flows.

Accordingly, the Company intends to file as soon as practicable an amended Annual Report on Form 10-K/A for the year ended December 31, 2006 to restate the Consolidated Balance Sheets contained therein by separately classifying $6.0 million and $6.6 million previously included in the cash and equivalents line item as of December 31, 2006 and 2005, respectively, as restricted cash, and to restate the Consolidated Statements of Cash Flows contained therein by excluding these restricted cash balances from the cash and equivalents line item and reporting the period changes in restricted cash as amounts provided by (used for) investing as follows:

	December 31,
	2006	2005	2004
As reported	$(5,707)	$(184)	$(8,720)
As restated	$(5,059)	$4,126	$(17,200)

In addition, the correction of amounts previously reported as cash and equivalents is as follows:

	December 31,
	2006	2005	2004
As reported	$23,733	$27,329	$35,017
As restated	$17,745	$20,693	$24,071

The impact of this classification error was not material to any quarterly period during 2006, and as a result the Company does not intend to amend any previously-filed quarterly reports. However, consistent with the restated presentation outlined above, the Company has revised the comparative quarterly information as of April 2, 2006 to conform with the presentation for the quarter ended April 1, 2007.

The Company also concluded, based on Public Company Accounting Oversight Board Auditing Standard No. 2, that such a restatement is a strong indicator of a material weakness in internal controls over financial reporting. Accordingly, the Company has implemented a remediation plan as disclosed in Item 4, Controls and Procedures, of our Form 10-Q filed on June 15, 2007.

As a consequence of the determination that the Company had a material weakness at December 31, 2006 as described above, the Company will amend its evaluation of disclosure controls and procedures and restate the Management’s Report on Internal Control over Financial Reporting contained in the Company’s 2006 Form 10-K. In addition, the amended 2006 Form 10-K/A will include a restated Report of Independent Registered Public Accounting Firm regarding Internal Control Over Financial Reporting.

The Company’s management and Audit Committee have discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters disclosed in this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release, dated June 15, 2007, issued by Wolverine Tube, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: June 18, 2007

WOLVERINE TUBE, INC.

By:	/s/ JAMES E. DEASON
James E. Deason
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated June 15, 2007, issued by Wolverine Tube, Inc.